Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 813-775-4214 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FIRST QUARTER 2021 RESULTS

TAMPA, FL, May 3, 2021 - The Mosaic Company (NYSE: MOS), reported net income of $157 million, or $0.41 per share, for the first quarter of 2021. Adjusted EPS(1) was $0.57 and adjusted EBITDA(1) was $560 million. Gross margin was $435 million compared to $41 million a year ago, reflecting improved per tonne margins in all three operating segments as a result of higher phosphates prices, higher potash volumes and transformation benefits. Reported earnings were negatively impacted by notable items of $77 million.
“Mosaic delivered excellent earnings for the first quarter of 2021, and our outlook for the year remains favorable,” said Joc O’Rourke, President and CEO. “We are demonstrating the earnings power resulting from the combination of our long-term cost structure improvements and strong global fertilizer markets.”
Highlights:
•First quarter revenues were up 28 percent year-over-year to $2.3 billion, as the company capitalized on stronger market conditions.
•Gross margins in the quarter were up almost 10-fold from the prior year period, primarily as a result of year-over-year price increases. The gross margin rate in the quarter was 19 percent, up from 2 percent in first quarter of 2020, and the highest gross margin rate since the second quarter of 2015.
•Mosaic's balance sheet continued to strengthen. Unrestricted cash totaled $692 million as of March 31. The company generated $319 million in cash flow from operations in the quarter. Capital expenditures were $289 million in the quarter, and net debt ended the quarter at $3.8 billion, down $700 million from the year ago period.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•Phosphates sales volumes were up 7 percent year-over-year to 2.1 million tonnes. Production volumes were 1.9 million tonnes, reflecting turnaround activity in the quarter. Due to ongoing strong demand, inventories remain well below historical levels, and as a result, sales are expected to be constrained to production volumes in the second quarter. Higher input costs were more than offset by improved pricing, and lower cash conversion costs, which resulted in gross margin per tonne increasing to $84 per tonne, up from last year's loss of $43 per tonne.
•Potash sales volumes of 2.0 million tonnes in the first quarter were up 4 percent year-over-year as the company's operating rate reached 94 percent in the quarter. Essentially flat MOP prices year-over-year, higher volumes and lower brine management spending resulted in a gross margin per tonne of $71. On an adjusted basis, gross margin per tonne in the first quarter was $82, up 19 percent from the prior year period.
•Mosaic Fertilizantes recorded its highest first quarter adjusted EBITDA of $104 million, up 53 percent from the prior year period. In the quarter, Mosaic Fertilizantes generated a gross margin per tonne of $50, primarily due to higher prices. The business is ahead of schedule in reaching its targeted $200 million of annual EBITDA contribution from transformation in the 2019 to 2022 period.
•Mosaic continues to lead the industry in environmental, social and governance performance, and our efforts are being recognized. In addition to being named to Barron’s list of the 100 Most Sustainable Companies, Mosaic was also recognized as the 2020 winner of the prestigious Robert W. Campbell Award by the National Safety Council, which honors companies that achieve business excellence through the integration of environment, health and safety management into business operations.
•The U.S. International Trade Commission concluded that subsidized phosphate imports from Morocco and Russia materially injured the U.S. phosphate industry. As a result, the U.S. Department of Commerce imposed import duties on phosphates from Morocco and Russia. Mosaic sought these duties in order to level the competitive playing field in the U.S.

First Quarter Segment Results

Potash Results*	1Q 2021	4Q 2020	1Q 2020
Sales Volumes million tonnes	2.0	2.7	1.9
MOP Selling Price(2)	$200	$176	$200
Gross Margin (GAAP) per tonne	$71	$45	$57
Adjusted Gross Margin (non-GAAP) per tonne	$82	$51	$69
*Tonnes = finished product tonnes
(2) Average MOP Selling Price (fob mine)

Net sales in the Potash segment totaled $477 million for the first quarter, up from $442 million one year ago, due to higher volumes. Gross margin for the first quarter was $140 million compared to $109 million for the same period a year ago.

Cash cost per tonne excluding brine management during the quarter averaged $64, up from the prior year period average of $57. This increase mainly reflected adverse foreign exchange rates, and a production mix shift at Esterhazy as K1 and K2 contributed higher than expected volumes needed to meet the increased product demand. Esterhazy costs of production will continue to decline as K3 ramps up and K1 and K2 are taken out of service. Brine management cash costs declined to $15 million from $21 million in the prior year quarter as development of K3 nears completion.

Mosaic Fertilizantes Results*	1Q 2021	4Q 2020	1Q 2020
Sales Volumes million tonnes	2.1	2.3	2.1
Brazil MAP Selling Price(3)	$421	$384	$330
Average Finished Product Selling Price (destination)	$370	$352	$352
Gross Margin (GAAP) per tonne	$50	$32	$32
*Tonnes = finished product tonnes
(3) Average MAP selling price (Brazil production, delivered price to third party customers)

Net sales in the Mosaic Fertilizantes segment were $763 million for the first quarter, up from $731 million in the prior year period due to higher year-over-year prices. Gross margin was $103 million, compared to $66 million for the same period a year ago, as improved pricing and favorable foreign currency impacts offset inflationary and other pressures on production costs.
Inflationary impacts on year-over-year Brazilian Real-based cash costs have been substantially offset by benefits of a weakening Brazilian currency. U.S. dollar cash costs of phosphate conversion were $65 per tonne in the first quarter of 2021, down from $69 per tonne in the prior year period, as transformation benefits offset a lower operating rate. U.S. dollar cash costs of mined rock were $72 per tonne, up from $70 per tonne in the prior year period, as lower mined volumes and rock mix shifts at Araxa offset transformation benefits in the quarter. The company expects both operating rates and mined volumes to revert to normal levels in the second quarter.

Phosphates Results*	1Q 2021	4Q 2020	1Q 2020
Sales Volumes million tonnes	2.1	2.3	1.9
DAP Selling Price(4)	$426	$363	$274
Gross Margin (GAAP) per tonne	$84	$73	$(43)
Adjusted Gross Margin (non-GAAP) per tonne	$84	$73	$(41)
*Tonnes = finished product tonnes
(4) Average DAP Selling Price (fob plant)

Net sales in the Phosphates segment were $1.0 billion for the first quarter, up from $619 million in the prior year period due to higher year-over-year prices and volumes. Gross margin was $173 million, compared to a loss of $83 million for the same period a year ago, as improved pricing, higher volumes and lower conversion costs offset the impact of higher input costs. Gross margin per tonne was $84 compared to a loss of $43 in the prior-year period.

Other
Selling, general and administrative costs (SG&A) were $102 million, up from $68 million in the year-ago period, which primarily reflected the mark-to-market impact of a higher Mosaic share price on current period equity-based incentive accruals. Last year’s first quarter included a $14 million benefit from the reversal of an accrual related to incentive compensation.
Other operating expenses in the quarter were $20 million, down from $40 million in the first quarter of 2020. Total Asset Retirement Obligation cash spending in the quarter was $38 million, which continued to reflect higher spending related to the Plant City closure.
The tax rate during the quarter was 26.5 percent, down from 42 percent in the prior year period reflecting the geographic shift in earnings. The company continues to expect an effective rate for full year 2021 in the mid-20 percent range under current tax regulations.

2021 Market Outlook and Key Assumptions
Strengthening fundamental trends reflected in our results over the last three quarters are expected to continue through the remainder of 2021. Grower economics in most global growing regions remain attractive as a result of strong crop demand, affordable inputs and favorable weather. In China, domestic crop prices continue to incent nutrient application to drive higher yields. In India, a favorable monsoon, above-average reservoir levels and good crop prices are incenting growers to maximize yields, while higher retail prices may negatively impact fertilizer demand.
Phosphate producer and channel inventories remain well below normal. While Chinese phosphate exports continue to be a key consideration, exports declined in 2020 and are expected to remain lower in 2021, as strong domestic demand and recent industry restructuring limit supplies available for export. In phosphates, the company expects to realize approximately $50 per tonne in margin improvement in the second quarter over the first quarter, reflecting an $80 to $90 per tonne improvement in average realized prices partially offset by $30 to $35 per finished product tonne of higher raw material costs.
Potash is seeing similar dynamics that continue to drive demand globally. In April, India signed a contract for $280 per tonne, up nearly 22 percent from the prior year contract, and Canpotex announced it is fully committed into September, highlighting the tightness in the current market. The company expects to realize a $20 to $30 per tonne improvement in average realized prices in the second quarter over the first quarter of 2021.

The company provided the following modeling assumptions for the full year 2021:

Estimated reconciling items EBITDA to EPS	Full Year 2021
Depreciation, Depletion & Amortization	$875 - $900 million
Selling, General, and Administrative(1)	$375 - $400 million
Net Interest Expense	$180 - $190 million
Non-notable adjustments	$80 - $90 million
Effective tax rate(2)	Mid 20’s %
(1)Mark-to-market adjustments on equity-based incentive compensation may drive further changes to SG&A expectations.
(2)The company expects cash taxes for the full year 2021 to be approximately $160 million, dependent upon earnings levels and geographic mix.

Capital Expenditures Expectations	$ in Billions
Sustaining Capital	$0.75-$0.80
Growth Capital	$0.30-$0.35
Total Capital	~$1.1
.

Sensitivities Table Using 2020 Cost Structure
The company provided the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.
These sensitivities are based on 2020 adjusted EBITDA of $1.56 billion. The company hedges approximately 50 percent of its Brazilian real exposures over time.

Sensitivity	Full year adj. EBITDA impact(1)	2020 Actual
Average MOP Price / tonne (fob mine)(3)	$10/mt price change = $65 million (2)	$181
Average DAP Price / tonne (fob plant)(3)	$10/mt price change = $105 million	$310
Average BRL / USD	0.10 change, unhedged = $13 million(4)	5.15
Average CAD / USD	0.01 change, unhedged = $13 million	1.35
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Includes impact of Canadian Resource Tax
(3) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(4) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.
Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions and other topics on Tuesday, May 4, 2021 at 11 am Eastern. The fireside chat will be available both on its website and via telephone at the following number: 678-825-8336 Conference ID# 1768117. All earnings related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, the potential drop in oil demand/production and its impact on the availability and price of sulfur, political and economic instability and changes in government policies in Brazil and other countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for current and historical periods beginning with the quarter ended June 30, 2019, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended March 31, 2021, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.16):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(46)	$10	$(0.09)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(8)	2	(0.02)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(10)	3	(0.02)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(5)	2	(0.01)
Accelerated depreciation	Potash	Cost of goods sold	(22)	5	(0.04)
Pre-acquisition reserve adjustment	Mosaic Fertilizantes	Other operating income (expense)	11	(3)	0.02
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	3	(1)	0.01
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(4)	(0.01)
Total Notable Items			$(77)	$14	$(0.16)
For the three months ended March 31, 2020, the company reported the following notable items which, combined, negatively impacted earnings per share by $(0.48):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(214)	$70	$(0.38)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(51)	17	(0.09)
Legal contingencies	Mosaic Fertilizantes	Other operating income (expense)	(9)	3	(0.02)
Accelerated depreciation	Potash	Cost of goods sold	(22)	7	(0.03)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(8)	2	(0.02)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(8)	3	(0.02)
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	5	(2)	0.01
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	28	0.08
Government mandated mine shutdown	Phosphates	Cost of goods sold	(5)	2	(0.01)
Total Notable Items			$(312)	$130	$(0.48)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2021	2020
Net sales	$2,297.1	$1,798.1
Cost of goods sold	1,862.2	1,756.7
Gross margin	434.9	41.4
Selling, general and administrative expenses	101.7	67.9
Other operating expense	20.0	39.7
Operating earnings	313.2	(66.2)
Interest expense, net	(45.0)	(41.1)
Foreign currency transaction gain (loss)	(45.8)	(214.2)
Other income	3.0	4.5
Earnings (loss) from consolidated companies before income taxes	225.4	(317.0)
Provision for (benefit from) income taxes	59.7	(133.0)
Earnings (loss) from consolidated companies	165.7	(184.0)
Equity in net (loss) of nonconsolidated companies	(7.5)	(20.0)
Net earnings (loss) including noncontrolling interests	158.2	(204.0)
Less: Net earnings (loss) attributable to noncontrolling interests	1.5	(1.0)
Net earnings (loss) attributable to Mosaic	$156.7	$(203.0)
Diluted net earnings (loss) per share attributable to Mosaic	$0.41	$(0.54)
Diluted weighted average number of shares outstanding	382.8	378.8

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$692.0	$574.0
Receivables, net, including affiliate receivables of $114.3 and $144.8, respectively	851.6	881.1
Inventories	1,860.7	1,739.2
Other current assets	323.0	326.9
Total current assets	3,727.3	3,521.2
Property, plant and equipment, net of accumulated depreciation of $8,301.3 and $8,106.8, respectively	11,798.9	11,854.3
Investments in nonconsolidated companies	673.9	673.1
Goodwill	1,180.0	1,173.0
Deferred income taxes	1,175.2	1,179.4
Other assets	1,346.8	1,388.8
Total assets	$19,902.1	$19,789.8
Liabilities and Equity
Current liabilities:
Short-term debt	$15.1	$0.1
Current maturities of long-term debt	498.7	504.2
Structured accounts payable arrangements	797.5	640.0
Accounts payable	762.3	769.1
Accrued liabilities	1,281.4	1,233.1
Total current liabilities	3,355.0	3,146.5
Long-term debt, less current maturities	3,970.8	4,073.8
Deferred income taxes	1,072.1	1,060.8
Other noncurrent liabilities	1,707.2	1,753.5
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 390,565,856 shares issued and 379,683,359 shares outstanding as of March 31, 2021, 389,974,041 shares issued and 379,091,544 shares outstanding as of December 31, 2020	3.8	3.8
Capital in excess of par value	876.2	872.8
Retained earnings	10,667.7	10,511.0
Accumulated other comprehensive loss	(1,923.5)	(1,806.2)
Total Mosaic stockholders' equity	9,624.2	9,581.4
Noncontrolling interests	172.8	173.8
Total equity	9,797.0	9,755.2
Total liabilities and equity	$19,902.1	$19,789.8

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended
	March 31,
	2021	2020
Cash Flows from Operating Activities:
Net cash provided by operating activities	$318.8	$189.9
Cash Flows from Investing Activities:
Capital expenditures	(288.6)	(263.5)
Purchases of available-for-sale securities - restricted	(123.7)	(210.0)
Proceeds from sale of available-for-sale securities - restricted	110.8	203.8
Purchases of held-to-maturity securities	(0.8)	(0.7)
Proceeds from sale of held-to-maturity securities	0.8	0.8
Other	(7.0)	(0.1)
Net cash used in investing activities	(308.5)	(269.7)
Cash Flows from Financing Activities:
Payments of short-term debt	—	(132.6)
Proceeds from issuance of short-term debt	15.0	1,105.4
Payments of structured accounts payable arrangements	(161.0)	(412.9)
Proceeds from structured accounts payable arrangements	314.7	171.6
Collection of transferred receivables	86.6	—
Payments of long-term debt	(114.5)	(14.2)
Cash dividends paid	(18.9)	(18.9)
Other	(0.2)	(0.1)
Net cash provided by financing activities	121.7	698.3
Effect of exchange rate changes on cash	(20.1)	(68.9)
Net change in cash, cash equivalents and restricted cash	111.9	549.6
Cash, cash equivalents and restricted cash - beginning of period	594.4	532.3
Cash, cash equivalents and restricted cash - end of period	$706.3	$1,081.9

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$692.0	$1,069.2
Restricted cash in other current assets	10.0	8.6
Restricted cash in other assets	4.3	4.1
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$706.3	$1,081.9

Earnings Per Share Calculation

	Three months ended March 31,
	2021	2020
Net income (loss) attributable to Mosaic	$156.7	$(203.0)
Basic weighted average number of shares outstanding	379.2	378.8
Dilutive impact of share-based awards	3.6	—
Diluted weighted average number of shares outstanding	382.8	378.8
Basic net income (loss) per share attributable to Mosaic	$0.41	$(0.54)
Diluted net income (loss) per share attributable to Mosaic	$0.41	$(0.54)
Notable items impact on net income (loss) per share attributable to Mosaic	(0.16)	(0.48)
Adjusted diluted net income (loss) per share attributable to Mosaic	$0.57	$(0.06)

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended March 31,	Three months ended March 31,
	2021	2020
Consolidated net earnings (loss) attributable to Mosaic	$157	$(203)
Less: Consolidated interest expense, net	(45)	(41)
Plus: Consolidated depreciation, depletion and amortization	209	217
Plus: Accretion expense	17	17
Plus: Share-based compensation (income) expense	15	(10)
Plus: Consolidated provision for (benefit from) income taxes	60	(133)
Less: Equity in net earnings (loss) of nonconsolidated companies, net of dividends	(7)	(20)
Plus: Notable items	50	285
Adjusted EBITDA	$560	$234

	Three months ended
Potash Gross Margin (per tonne)	March 31,	December 31,	March 31,
	2021	2020	2020
Gross margin / tonne	$71	$45	$57
Notable items in gross margin / tonne	11	6	12
Adjusted gross margin / tonne	$82	$51	$69

	Three months ended
Phosphates Gross Margin (per tonne)	March 31,	December 31,	March 31,
	2021	2020	2020
Gross margin / tonne	$84	$73	$(43)
Notable items in gross margin / tonne	—	—	2
Adjusted gross margin / tonne	$84	$73	$(41)